Exhibit 10.41

EXECUTION VERSION

NOTE EXCHANGE AGREEMENT

Note Exchange Agreement dated February 21, 2014 (the “Exchange Agreement”) between Angelo Gordon & Co., L.P. (the “Holder”), Pulse Electronics Corporation, a corporation organized under the laws of the State of Pennsylvania (the “Company”), and Pulse Electronics (Singapore) Pte. Ltd. (the “Singapore Borrower”).

In consideration of the mutual promises, representations, warranties and covenants herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder, the Company and the Singapore Borrower agree as follows:

1.            Exchange of Notes. Subject to the terms and conditions of this Exchange Agreement, the Holder agrees to irrevocably exchange the amount of the Company’s 7.00% Convertible Senior Notes due 2014 (the “Notes”) set forth on Schedule I hereto for one or more of the following (the “Exchange Transaction”) in the respective amounts as set forth on Schedule I hereto (the “Consideration”): (i) shares (the “Shares”) of the Company’s common stock, par value $0.125 per share (the “Common Stock”), (ii) ) indebtedness under the Term B Loans (as such term is defined in the Credit Agreement (the “Credit Agreement”) dated as of February 28, 2008, as amended and restated as of February 19, 2009, and further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012, as further amended as of November 19, 2012, as further amended as of March 13, 2013, and as further amended by that certain Third Letter Agreement dated as of February 21, 2014 (the "Third Letter Agreement") among the Company, the Singapore Borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and (iii) cash.

2.            The Closing. Subject to the satisfaction or written waiver of the conditions set forth in Section 9, the closing of the Exchange Transaction (the “Closing”) shall take place at the offices of Dentons US LLP, 1221 6th Avenue, New York, NY 10020, at 10:00 a.m. New York time on February 21, 2014 or such other time and place as the parties may mutually agree.

3.            Mechanics of Exchange. The Holder shall have provided the Company with a brokerage statement dated as of the date hereof verifying that the Holder is the beneficial owner of the amount of Notes set forth on Schedule I hereto. At the Closing, the Holder shall deliver its Notes to Wells Fargo Bank N.A. via the Depository Trust Company's DWAC system for CUSIP No. 74586WAA4. Simultaneous thereto, the Company and the Singapore Borrower shall deliver (or otherwise give effect to) the Consideration in exchange for the Holder’s Notes whereupon such Notes shall be deemed automatically cancelled. The Exchange Transaction shall be deemed to be in full satisfaction of the Company’s obligations (including all outstanding principal and accrued interest thereon) under the Holder’s Notes, and all rights of the Holder under (i) such Notes and (ii) the related Indenture dated December 22, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee, shall be terminated in full.

4.            Accrued and unpaid interest. Any accrued and unpaid interest due to Holder shall be paid in cash at the Closing.

5.            Representations and Warranties of the Company. The Company represents and warrants to the Holder that:

(a)            The Company is validly existing under the laws of Pennsylvania, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

(b)            The Company has entered into exchange agreements relating to the Company’s 7.00% Convertible Senior Notes due 2014 (the “Other Exchange Agreements”) for the exchange of Notes held by other parties that when taken together with this Exchange Transaction (collectively, the “Collective Transactions”) relate to the participation of, and exchange for, at least 90% of the aggregate principal amount of the outstanding Notes as of the date hereof.

(c)            The Company has executed (i) the Third Amendment relating to the Investment Agreement (the “Investment Agreement”), dated as of November 7, 2012 as amended on March 11, 2013, and as further amended on April 5, 2013, among the Company, Technitrol Delaware, Inc., the Singapore Borrower, OCM PE Holdings, L.P. and certain of its affiliated funds (collectively, “Oaktree”) and (ii) the Third Letter Agreement.

(d)            The Company has the corporate power and authority to execute, deliver and perform its obligations under this Exchange Agreement, the Other Exchange Agreements, the Credit Agreement and the Investment Agreement (collectively, the “Transaction Documents”) and to issue, exchange and deliver the Consideration to the Holder.

(e)            The execution and delivery by the Company of the Transaction Documents does not, and the consummation of the transactions contemplated by the Transaction Documents will not, conflict with, or result in any violation of the Company’s Articles of Incorporation or By-laws.

(f)            Each of the Transaction Documents has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

6.            Representations and Warranties of the Singapore Borrower. The Singapore Borrower represents and warrants to the Holder that:

(a)            Each of the Transaction Documents that the Singapore Borrower is party to has been duly executed and delivered by the Singapore Borrower and, assuming the due authorization, execution and delivery by the Holders, constitutes a legal, valid and binding obligation of the Singapore Borrower, enforceable against the Singapore Borrower in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(b)            The execution and delivery by the Singapore Borrower of the Transaction Documents that it is party to, does not, and the consummation of the transactions contemplated by such Transaction Documents will not, conflict with, or result in any violation of the Singapore Borrower’s Articles of Association.

(c)            All notes, when issued by the Singapore Borrower pursuant to the Credit Agreement evidencing such portion of the Consideration comprised of Term B Loans, will have been duly authorized and, when issued and delivered pursuant to the terms set forth in this Exchange Agreement and the Credit Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Singapore Borrower, enforceable in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(d)            The procedures to permit the giving of financial assistance by the Singapore Borrower and any of the Company’s other applicable Subsidiaries incorporated, organized or established under the laws of Singapore (or any other applicable Subsidiary) under Section 76 of the Companies Act, Chapter 50 of Singapore have been duly complied with and completed by the Singapore Borrower and such other Subsidiaries in connection with the transactions contemplated by this Exchange Agreement and the Collective Transactions.

7.            Representations and Warranties of the Holder. The Holder represents, warrants and covenants with, the Company that:

(a)            General.

(i)            The Holder has all requisite authority to exchange the Notes for the Consideration, enter into this Exchange Agreement and to perform all the obligations required to be performed by the Holder hereunder, and the Exchange Transaction will not contravene any law, rule or regulation binding on the Holder or any investment guideline or restriction applicable to the Holder.

(ii)            The Holder represents that the Notes being exchanged by it pursuant to this Exchange Agreement represent all Notes held or beneficially owned by the Holder, and covenants that, from and after the date hereof to the Closing, it shall not sell, offer to sell, contract to sell, grant any option for the sale of, grant any security interest in, pledge, hypothecate, or otherwise sell or dispose of any of the Notes or any interest therein.

(iii)            The Holder is organized under the laws of the state set forth on the signature page hereto and, if applicable, is not acquiring the Shares or acting as a nominee or agent or otherwise for any other person or entity.

(iv)            The Holder understands and acknowledges that the Company is executing Other Exchange Agreements for the exchange of Notes held by other parties, and the consideration offered under any such Other Exchange Agreement may be different than the Consideration.

(v)            The execution and delivery by the Holder of the Transaction Documents does not, and the consummation of the transactions contemplated by the Transaction Documents will not, conflict with, or result in any violation of the Holder’s Limited Partnership Agreement or other similar organizational documents or any material contracts and agreements to which it is a party.

(vi)            Each of the Transaction Documents have been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(b)            Information Concerning the Company.

(i)            The Holder has access to and reviewed all documents, reports and other filings filed since January 1, 2013 by the Company with the Securities and Exchange Commission (the “Commission”) and publicly available on the Commission’s Electronic Data-Gathering, Analysis, and Retrieval system, as well as this Exchange Agreement, the Credit Agreement and the Investment Agreement, and is aware of (i) the existence of certain defaults or events of default under the Credit Agreement, some of which are being waived or are being made subject to a forbearance agreement, all in accordance with the terms set forth in Section 2 of the Third Letter Agreement relating to certain amendments of and waivers under the Credit Agreement (among the parties to the Credit Agreement), (ii) the amendments being made to certain tax gross up provisions in the Credit Agreement, in effect excluding Singapore withholding taxes (imposed with respect to the Singapore Borrower’s interest payments to the Lenders) from being deemed Indemnified Taxes and, thus, reducing the scope of yield protection available to the Lenders under the Credit Agreement, all in accordance with the terms set forth in Section 1.3 of the Third Letter Agreement, and (iii) the payment of the PIK Amendment Payment to the Lenders party to the Third Letter Agreement (equal to 1.5% of the Term Loans outstanding as of the date the Third Letter Agreement becomes effective), all in accordance with the terms set forth in Section 5 of the Third Letter Agreement. The Holder has received and reviewed such other information as it has deemed necessary or appropriate concerning the Company any other matters relevant to its decision to exchange its Notes for the Consideration.

(ii)            The Holder and its professional advisors (if any) have had access to such financial and other information concerning the Company as they have deemed necessary in connection with its decision to exchange the Notes, have been afforded the opportunity to obtain any information necessary to verify the accuracy of any information set forth in the Transaction Documents, have had all of its inquiries answered to its satisfaction, and have been furnished with such other information that the Holder requested relating to the Company and the Consideration.

(iii)            The Holder understands that no federal or state agency has passed upon the merits or risks of this Exchange Transaction or made any finding or determination concerning the fairness or advisability of this Exchange Transaction.

(iv)            The Holder acknowledges the Company cannot provide the Holder with any assurance that following the consummation of the Collective Transactions, the Company will be able to satisfy and maintain the continuing listing standards of the New York Stock Exchange (“NYSE”) or that the Common Stock will continue to be listed for trading on the NYSE or be registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(c)            Non-reliance.

(i)            The Holder confirms that it is are not relying on any communication (written or oral) of the Company as investment advice or as a recommendation to exchange the Notes for the Consideration. The Holder understands that the information and explanations provided by the Company to the Holder, including any information in the Transaction Documents, shall not be considered investment advice or a recommendation to exchange the Notes for the Consideration, and that neither the Company nor any of its affiliates is acting or has acted as an advisor to the Holder. The Holder acknowledges that the Company has made no representation regarding the proper characterization of the Consideration for purposes of determining the Holder’s authority to exchange the Notes.

(ii)            The Holder confirms that the Company has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) regarding the Exchange Transaction or (B) made any representation to the Holder regarding the legality of the Exchange Transaction under applicable legal investment or similar laws or regulations. In deciding to exchange the Notes for the Consideration, the Holder is not relying on the advice or recommendations of the Company and the Holder has made its own independent decision that the Exchange Transaction is suitable and appropriate for the Holder.

(d)            Status of the Holder.

(i)            The Holder has such knowledge, skill and experience in business, financial and investment matters that the Holder is capable of evaluating the merits and risks of the Exchange Transaction. With the assistance of the Holder’s own professional advisors the Holder has made its own legal, tax, accounting and financial evaluation of the merits and risks of the Exchange Transaction and the consequences of this Exchange Agreement. The Holder has considered the suitability of the Consideration as an investment in light of the Holder’s own circumstances and financial condition and the Holder is able to bear the risks associated with such an investment, including a total loss of its investment.

(ii)            The Holder is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). The Holder is acquiring the Securities without having been offered or sold the Securities by any form of “general solicitation” or “general advertising,” in each case within the meaning of Rule 502 of Regulation D under the Securities Act.

(iii)            The Holder agrees to furnish any additional information requested by the Company to assure compliance with applicable laws in connection with the Exchange Transaction.

(iv)            To the best of the Holder’s knowledge, neither the Holder, nor any person having a direct or indirect beneficial interest in the Consideration to be acquired, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, nor are they otherwise a party with which the Company is prohibited from dealing under the laws of the United States.

(v)            The Holder, prior to the issuance of Shares at Closing, does not have an ownership interest equal to or greater than either (A) 5% of the number of Shares of Common Stock of the Company, or (B) 5% of the voting power outstanding of the Company.

8.            Release from Claims. Effective upon the Closing, Holder, its affiliates, successors and assigns hereby releases and discharges the Company from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that the Holder is entitled to receive any principal or interest payments with respect to the Notes (except as specifically provided in this Exchange Agreement) or to participate in the mandatory repurchase of the Notes by the Company upon a Fundamental Change (as such term is defined in the Indenture) or any redemption or defeasance of the Notes.

SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” BY EXECUTING THIS DOCUMENT, EACH HOLDER IS EXPRESSLY ACKNOWLEDGING AND AGREEING, HOWEVER, THAT THIS RELEASE IS INTENDED TO INCLUDE NOT ONLY CLAIMS THAT ARE KNOWN, BUT ALSO THOSE THAT ARE NOT KNOWN OR SUSPECTED TO EXIST, AND ARE HEREBY WAIVING ALL RIGHTS AFFORDED BY SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

9.            Conditions to the Obligations of the Holder and the Company. The obligations of the Holder to exchange the Notes for the Consideration, and for the Company to deliver the Consideration are subject to the satisfaction or written waiver at or prior to the Closing of the following conditions precedent:

(a)            The representations and warranties of the Holder contained in Section 7 and of the Company and the Singapore Borrower contained in Sections 5 and 6, respectively, shall be true and correct as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date).

(b)            The Company shall have obtained any and all consents, actions, approvals, permits and waivers necessary for consummation of the Collective Transactions and made all filings required by the Pennsylvania Business Corporation Law, federal securities laws, and the rules of the NYSE.

(c)            The Closing shall be conditioned upon the filing of an Amendment to the Company's Series A Preferred Stock Certificate of Designation with the Pennsylvania Department of State to provide for the automatic conversion of the Company's outstanding Series A Preferred Stock into Common Stock immediately following the Closing.

(d)            The consummation of the Exchange Transaction and the Collective Transactions shall be in compliance with the terms of the Investment Agreement and the Credit Agreement, each as amended as of the closing of the Collective Transaction, and shall not cause any Default or Event of Default (as such terms are defined in the Credit Agreement) under the Credit Agreement that has not been otherwise waived by the Lenders (as such terms are defined in the Credit Agreement).

(e)            From the date hereof through the date of the Closing, there shall not have been any occurrence of a Material Adverse Change. For the purposes of this section, “Material Adverse Change” shall mean any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company’s wholly-owned operating subsidiaries (the “Company Subsidiaries”), taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (A) the announcement of the execution of this Exchange Agreement; (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and the Company Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (D) the failure, in and of itself, of the Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (A), (B), (C), (E), and (F) of this definition, be considered in determining whether a Material Adverse Change has occurred; (E) a decline in the price, or a change in the trading volume, of the Common Stock on the NYSE; and (F) compliance with the terms of, and taking any action required by, this Exchange Agreement, or taking or not taking any actions at the request of, or with the consent of, Oaktree or the Holder or any other holder of Notes.

(f)            Each of the Company and the Holder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing.

10.            Termination. In the event the Closing has not been consummated on or before March 31, 2014 as a result of the failure of the Company to meet the conditions precedent set forth in Section 9, this Exchange Agreement may be terminated by the Company by written notice to the Holder, and the Company shall cause the Notes to be returned to the Holders within 10 business days of such written notice.

11.            Confidentiality. All data, reports, records and other information of any kind provided by the Company to the Holder in connection with the Exchange Transaction shall be treated by the Holder as confidential, including, but not limited to, the Consideration, and the Holder shall not reveal such confidential information to third parties without the prior written consent of the Company. Confidential information that is available or that becomes available in the public domain, other than through a breach of this provision by a party, shall no longer be treated as confidential information. The foregoing restrictions shall not apply to the disclosure of confidential information to any affiliate, employee, consultants or professional agent of the Holder; it being understood further that in such case, only such confidential information that such third party shall have a legitimate need to know, shall be disclosed, and the person to whom such disclosure is made shall first undertake in writing to protect the confidential nature of such information, at least to the same extent as the Holder is obliged under this clause.

12.            Tax Treatment. The Company and the Holder agree to treat for U.S. federal, state, and local tax purposes the Exchange Transaction as a transfer by the Company of the Consideration to the Holder in exchange for and in satisfaction of the Notes held by the Holder.

13.            Waiver, Amendment. Neither this Exchange Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

14.            Assignability. Neither this Exchange Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Holder without the prior written consent of the other party, and any assignment without such consent shall be void ab initio.

15.            Waiver of Jury Trial. THE HOLDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS EXCHANGE AGREEMENT.

16.            Submission to Jurisdiction. With respect to any suit, action or proceeding arising out of the transactions contemplated by this Exchange Agreement, the Holder irrevocably submits to the exclusive jurisdiction of the federal or state courts located in the Borough of Manhattan in New York City.

17.            Governing Law. This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions that would result in the application of the substantive laws of another state.

18.            Section and Other Headings. The section and other headings contained in this Exchange Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Exchange Agreement.

19.            Counterparts. This Exchange Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Counterparts delivered electronically shall be deemed an original.

20.            Expenses. Except as may be expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Exchange Agreement.

21.            Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or via email, (ii) the date of delivery, if sent by an internationally recognized courier, or (iii) three days after sending, if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Pulse Electronics Corporation 12220 World Trade Drive San Diego, California 92128 Email: MBond@pulseelectronics.com Attention: Michael C. Bond

If to the Holder:	To the address set forth on the signature page hereto.

22.            Binding Effect. The provisions of this Exchange Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

23.            Survival. All representations, warranties and covenants contained in this Exchange Agreement, including but not limited to the covenants contained in Section 9, shall survive (i) the completion of the Exchange Transaction, and (ii) the death, disability, bankruptcy or dissolution of the Holder.

24.            Entire Agreement. This Exchange Agreement supersedes any prior oral or written agreements, proposals or understandings with respect to the matters described herein.

25.            Notification of Changes. The Holder covenants and agrees to notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Holder contained in this Exchange Agreement to be false or incorrect.

26.            Severability. If any term or provision of this Exchange Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Exchange Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Holder, the Company and the Singapore Borrower have executed this Exchange Agreement as of the date first set forth above.

Angelo Gordon & Co. L.P.
Print or Type Name of Holder

/s/ D. Forest Wolfe
Signature

D. Forest Wolfe, Authorized Signatory
Title and Authorized Person, if applicable

Taxpayer ID Number

Address 1

Address 2

Telephone Number

Facsimile Number

E-Mail Address

PULSE ELECTRONICS CORPORATION			PULSE ELECTRONICS (SINGAPORE) PTE. LTD.

By:	/s/ Michael C. Bond		By:	/s/ Michael C. Bond
	Name:	Michael C. Bond		Name:	Michael C. Bond
	Title:	Senior Vice President and		Title:	Director
Chief Financial Officer